CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-160606 on Form S-3 of our report dated March 27, 2009, relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting for certain assets and liabilities to a fair value approach as required by accounting guidance adopted on January 1, 2008, and changing its method of accounting for income taxes as required by accounting guidance adopted on January 1, 2007, as discussed in Note 1 of the consolidated financial statements) in the Prospectus, which is part of such Registration Statement.

We also consent to the use of our report dated April 24, 2009 relating to the Financial Statements of Sun Life of Canada (U.S.) Variable Account D appearing in the Statement of Additional Information filed on May 1, 2009 which is also incorporated by reference in the Prospectus of such Registration Statement and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 19, 2009